Exhibit 99.1

Finjan Offers Shareholder Update for 3Q 2018
Company to Host Conference Call to Discuss Year-to-Date 2018 on November 13th at 1:30 PM PT/4:30 PM ET
EAST PALO ALTO, CA – November 13, 2018 -- Finjan Holdings, Inc. (NASDAQ:FNJN), a cybersecurity company, is providing shareholders with a financial update and highlight of the Company’s key accomplishments for the nine months ended September 30, 2018. Additional updates regarding Finjan’s operating subsidiaries and investments are also highlighted and will be discussed during the conference call to be held on November 13, 2018 at 1:30 p.m. PT/4:30 p.m. ET.
Financial Highlights for the First Nine Months of 2018:

•	Revenue totaled $82.3 million as compared to $27.1 million for the comparable period last year, an increase of more than 200% year-over-year

•	Ended the quarter with approximately $51.1 million in cash as compared to $41.2 million as of December 31, 2017

•	Net income was $28.6 million or $1.04 per share as compared to $8.9 million or $0.36 for the same period a year ago
Financial Results for the Third Quarter of 2018

•	Net loss was ($7.6) million or ($0.28) per share compared to a net loss of ($4.2) million or ($0.16) per share for the same period a year ago

•	Received $1.3 million in the quarter, from prior contracted licensing agreements
“While our third quarter was light on the deal front we remained busy with progress in our licensing and litigation pipeline, the launch or our rebranded consumer VPN, InvinciBullTM and continued focus on our strategic initiatives,” said Phil Hartstein, President and CEO of Finjan Holdings. “Looking ahead we continue to evaluate opportunities to drive future growth including the continued monetization of the Finjan Inc. patent portfolio, the start of capitalizing on our broadened portfolio through Finjan Blue, and explore ways to drive shareholder value.”
IP Licensing and Settlement Updates:

•	October 1, 2018: Filed a complaint against Rapid7 and its affiliates

•	October 26, 2018: Filed a complaint against Fortinet

•	Actively involved in more than 20 negotiations with prospective licensees

•	Engaged in settlement discussions with a number of defendants
Enforcement Update and Schedule:
November 2018

•	ESET German Action: Germany Nullity (i.e. validity) Action will be heard November 9, 2018, by the German Court

December 2018

•	Palo Alto Networks (3:14-cv-04908): Federal Circuit argument on the ‘494 patent scheduled for December 5, 2018

•	Juniper (3:17-cv-05659): mini-trial scheduled for December 10, 2018
Finjan has pending infringement lawsuits against Palo Alto Networks, ESET and its affiliates, Cisco Systems, Sonicwall, Bitdefender and its affiliates, Juniper Networks, Zscaler, Check Point, Rapid7 and its affiliates, and Fortinet relating to, collectively, more than 20 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.
Finjan Mobile:

•	InvinciBull, a consumer-focused rebranded VPN was launched in the fiscal third quarter which includes important new additions to the Finjan Mobile service

•	Cost per acquisition of new paid subscribers continues to decrease

•	Completed customer acquisition of Anonymizer user base from Ntrepid Corporation
Analyst and Investor Call with Management
A shareholder update call to discuss the Company’s third quarter 2018 and other updates is scheduled for 1:30 p.m. Pacific Time on November 13, 2018. Analysts, investors, and other interested parties may access the conference call by dialing 1-855-327-6837.
International callers can access the call by dialing 1-778-327-3988.
An archived audio replay of the conference call will be available for 2 weeks beginning at 4:30 pm Pacific Time on November 13, 2018 and can be accessed by dialing 1-844-512- 2921 and providing access code 10005861. International callers can access the replay by dialing 1-412-317-6671. The call will also be archived on Finjan's investor relations website.
ABOUT FINJAN
Established more than 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies used to proactively detect previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation.
Finjan® is the registered trademark of Finjan Holdings, Inc.; Finjan MobileTM, and InvinciBullTM are the trademarks of Finjan Holdings, Inc.,
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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the uncertain monetization of acquired patents, the outcome of strategic transactions, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2017, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Director of Investor Relations, Finjan Holdings
Valter Pinto | KCSA Strategic Communications
(650) 282-3245 | investors@finjan.com